SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report

(Date of earliest event reported):

June 5, 2003

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49796	74-3032373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama	36695
(Address of Principal Executive Offices)	(Zip Code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

Rule 10b5-1 Trading Plan

On June 5, 2003, M. Kenny Muscat, a director of Computer Programs and Systems, Inc. (“CPSI”), entered into a written trading plan (the “Plan”) relating to future sales of a part of his shares of CPSI common stock. The Plan is intended to comply with Rule 10b5-1 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Mr. Muscat entered into the Plan in order to diversify his financial holdings. The Plan will also enable him to sell shares over a period of time without significantly affecting the market for CPSI common stock. Under the Plan, Mr. Muscat will have no control over the timing of any sales of his CPSI common stock.

The Plan will expire on December 31, 2003. Prior to expiration of the Plan, the selected broker is authorized to sell up to an aggregate of 150,000 shares of Mr. Muscat’s CPSI common stock at such times as the broker, in its sole discretion, may select, but only when the per share price of CPSI common stock is equal to or greater than certain minimum prices established by Mr. Muscat. According to the Plan, the broker may execute sales in the following amounts at the following minimum prices: (i) 50,000 shares when the per share price is equal to or greater than $22.00; (ii) 50,000 shares when the per share price is equal to or greater than $22.50; and (iii) 50,000 shares when the per share price is equal to or greater than $23.00.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: June 9, 2003	By:	/s/ David A. Dye
David A. Dye President and Chief Executive Officer